FOR IMMEDIATE RELEASE

SAIA DECLARES THREE-FOR-TWO STOCK SPLIT

JOHNS CREEK, GA – May 16, 2013 — Saia, Inc. (NASDAQ: SAIA) today announced that its Board of Directors has approved a three-for-two stock split, which will be effected June 13, 2013, for shareholders of record as of the close of business on the record date of May 31, 2013.

Shareholders will be issued a certificate representing one additional share of common stock for every two shares of common stock held on the record date by the Company’s transfer agent, Computershare Trust Company, NA. In lieu of fractional shares, shareholders will receive a cash payment based on the closing price of the common stock on the record date. Upon completion of the split, the Company will have approximately 24,948,000 shares outstanding.

Richard D. O’Dell, Saia President and Chief Executive Officer, commented, “We are pleased to announce a three-for-two stock split which we believe will improve market liquidity and trading volume of our common stock while broadening our investor base.”

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. Saia LTL Freight operates 147 terminals in 34 states. Saia is headquartered in Georgia and employs 8,200 people.  For more information on Saia, Inc., visit the Investor Relations section at www.saiacorp.com.

CONTACT:	Saia, Inc. Renée McKenzie, Treasurer 678.542.3910 Investors@Saia.com

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